SCHEDULE 14A INFORMATION
                    Proxy Statement Pursuant to Section 14(a)
                     of the Securities Exchange Act of 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]
Check the appropriate box:
[ ]      Preliminary Proxy Statement
[ ]      Confidential, for Use of the Commission Only
         (as permitted by Rule 14a-6(e)(2))
[X]      Definitive Proxy Statement
[ ]      Definitive Additional Materials
[ ]      Soliciting Material Pursuant to '240.14a-11(c) or '240.14a-12


                       TELAXIS COMMUNICATIONS CORPORATION
                ------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
     (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[X]      No fee required.
[ ]      Fee computed on table below per Exchange Act Rules 14a-6(i)(4)and 0-11.

         1)    Title of each class of securities to which  transaction  applies:
               N/A

         2)    Aggregate number of securities to which transaction applies: N/A

         3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11. (Set forth the amount on which the filing fee is calculated and state how it was determined): N/A

         4)    Proposed maximum aggregate value of transaction: N/A

         5)    Total fee paid: N/A

[ ]      Fee paid previously with preliminary materials.

[ ]      Check box if any part of the fee is offset as provided by Exchange Act
Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         1)    Amount Previously Paid:  N/A
         2)    Form, Schedule or Registration Statement No.: N/A
         3)    Filing Party:  N/A
         4)    Date Filed:  N/A

                       TELAXIS COMMUNICATIONS CORPORATION

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                           TO BE HELD ON JUNE 21, 2000


Dear Stockholder:

         You are cordially invited to attend the annual meeting of stockholders of Telaxis Communications Corporation (the "Company") to be held on June 21, 2000, at 10:00 a.m., at The Hotel Northampton in Northampton, Massachusetts.

         At this meeting, you will be asked to vote upon the following matters:

         1. To elect two Class I directors to the board of directors to hold office until the annual meeting of stockholders in 2003; and

         2. To transact such other business as may properly come before the meeting and at any adjournment of the meeting.

         Stockholders of record at the close of business on May 1, 2000 will be entitled to vote at this meeting and at any adjournment of the meeting.

         Please mark, sign, date and return the enclosed form of proxy as promptly as possible to assure your representation at the meeting. If you attend the meeting, you may vote in person even if you have returned a proxy.

         Notice is hereby given that at a meeting held on April 18, 2000, the board of directors unanimously voted to amend Article II, Section 5 of the Amended and Restated By-laws of the Company to make the by-laws consistent with Massachusetts law and the Restated Articles of Organization of the Company, as amended, by clarifying that the board of directors has already designated which board members are classified in which class of directors and that only one class of directors is elected at each annual meeting of stockholders.

                                              By Order of the Board of Directors

                                                         David L. Renauld, Clerk

May 12, 2000

                       TELAXIS COMMUNICATIONS CORPORATION
                            20 INDUSTRIAL DRIVE EAST
                      SOUTH DEERFIELD, MASSACHUSETTS 01373


                                 PROXY STATEMENT
                         ANNUAL MEETING OF STOCKHOLDERS

         We are furnishing this proxy statement to our stockholders in connection with the solicitation by our board of directors of proxies for use at the annual meeting of stockholders to be held on Wednesday, June 21, 2000 at 10:00 a.m. at The Hotel Northampton in Northampton, Massachusetts, and any adjournment thereof. A copy of our 1999 Annual Report to Stockholders is being mailed with this proxy statement to each stockholder entitled to vote at the meeting. This proxy statement and accompanying proxy materials will first be mailed to all stockholders entitled to vote at the meeting beginning May 12, 2000.

Voting and Proxies

         The board of directors has fixed the close of business on May 1, 2000 as the record date for determining stockholders entitled to notice of and to vote at the annual meeting. Accordingly, only holders of record of shares of the Company's common stock at the close of business on that date will be entitled to notice of and to vote at the annual meeting and any adjournment thereof. At the close of business on May 1, 2000, 16,244,994 shares of the Company's common stock were outstanding.

         Each holder of record of shares of the Company's common stock on the record date is entitled to cast one vote per share, in person or by properly executed proxy, on any matter that may properly come before the annual meeting. The presence in person or by properly executed proxy of the holders of a majority of the shares of the Company's common stock outstanding on the record date is necessary to constitute a quorum at the annual meeting. Directors will be elected at the annual meeting by a plurality of the votes cast by the stockholders entitled to vote at the election. With respect to the required vote on any particular matter, abstentions and votes withheld by nominee record holders who did not receive specific instructions from the beneficial owners of such shares will not be treated as votes cast although they will count toward the presence of a quorum. The failure of a broker to return a signed proxy card will result in the shares held of record by such broker not being counted towards the determination of a quorum.

Proxy Voting and Revocation

         All proxies received pursuant to this solicitation will be voted except as to matters where authority to vote is specifically withheld. Where a choice is specified as to a given proposal, the proxies will be voted in accordance with the specification. If no choice is specified, the persons named in the proxies intend to vote for the election of the nominees for director.

         The board of directors does not know of any matters, other than the matters described in this Proxy Statement, which are expected to be presented for consideration at the annual meeting. If any other matters are properly presented for consideration at the annual meeting, the persons named in the accompanying proxy will have discretion to vote on such matters in accordance with their best judgment.

         Stockholders of the Company who execute proxies may revoke them at any time before such proxies are voted by filing with the Clerk of the Company, at or before the annual meeting, a written notice of revocation bearing a later date than the proxy or by executing and delivering to the Clerk of the Company at or before the annual meeting later-dated proxies relating to the same shares. Attendance at the annual meeting will not have the effect of revoking a proxy unless the shareholder so attending so notifies the Clerk of the Company in writing at any time prior to the voting of the proxy.

Solicitations

         Proxies are being solicited by and on behalf of the board of directors. The Company will bear the entire cost of solicitation of proxies. In addition to solicitation by mail, directors, officers, and regular employees of the Company (who will not be specifically engaged or compensated for such services) may solicit proxies by telephone or otherwise. Arrangements will be made with brokerage houses and other custodians, nominees, and fiduciaries to forward proxies and proxy material to their clients who beneficially own shares of the Company's common stock, and the Company will reimburse them for their expenses.

                                   PROPOSAL 1

                              ELECTION OF DIRECTORS

         Under the Company's By-laws, the board of directors consists of seven persons. The board is classified into three classes, as nearly equal in number as possible, whose terms of office expire at different times in annual succession.

         There are two Class I directors whose terms expire at the 2000 annual meeting of the Company's stockholders: Allan M. Doyle, Jr. and Robert C. Fleming. Mr. Doyle and Mr. Fleming are nominees for re-election as Class I directors.

         If the nominees are elected, there will be three directors (Albert E. Paladino, David A. Norbury, and John L. Youngblood) whose terms expire at the annual meeting of the Company's stockholders in 2002, and two directors (Allan
M. Doyle, Jr. and Robert C. Fleming) whose terms expire at the annual meeting of the Company's stockholders in 2003. Both director positions in the class whose terms expire in 2001 are presently vacant.

         The members of each class are elected to serve a three-year term. It is intended that the persons named on the proxy card as proxies will vote shares of the Company's common stock so authorized for the re-election of Mr. Doyle and Mr. Fleming to the board of directors. The board of directors expects that the nominees will be available for election; but if they or one of them should become unavailable, it is intended that the proxy would be voted for a nominee or nominees who would be designated by the board of directors, unless the number of directors is reduced.

         Mr. Doyle and Mr. Fleming will serve until the annual meeting of the Company's stockholders in 2003 and until their successors are elected and qualified or their earlier death, resignation or removal. The nominees are currently directors of the Company, and the nominees have agreed to serve as directors if elected at the annual meeting.

         The board of directors recommends a vote FOR the election of the nominees described above.

         The biographical summary of the nominees for director of the Company, and the other directors of the Company, appear below under the heading "Board of Directors, Executive Officers and Key Employees."

                     BOARD OF DIRECTORS, EXECUTIVE OFFICERS

                                AND KEY EMPLOYEES

         Our directors, executive officers and key employees are as follows:

Name                                Age   Position
----                                ---   --------
Albert E. Paladino, Sc.D.......  67   Chairman of the Board of Directors
John L. Youngblood, Ph.D.......  59   President, Chief Executive Officer and Director
Mervyn N. FitzGerald...........  55   Senior Vice President, Operations
Ransom D. Reynolds.............  57   Senior Vice President, Business Development
Dennis C. Stempel..............  37   Vice President, Chief Financial Officer and Treasurer
David L. Renauld...............  34   Vice President, Legal and Corporate Affairs, Secretary and Clerk
Kenneth R. Wood(1).............  45   Vice President, Engineering
Robert F. Browning(1)..........  43   Vice President, Supply Chain Management
Allan M. Doyle, Jr.............  70   Director
Robert C. Fleming..............  43   Director
David A. Norbury...............  49   Director


(1)  Key employee

         Dr. Albert E. Paladino has been our Chairman of the Board since January 1992 and a director since March 1984. Since December 1998, he has been a private investor. He was a General Partner of Advanced Technology Ventures, a venture capital firm, from 1981 through 1998. He is a member of the board of directors of TranSwitch Corporation, a publicly-traded developer of semiconductor solutions for the communications markets, and RF Micro Devices, a publicly-traded manufacturer of radio frequency integrated circuit components. He is also Chairman of Onex Communications Corporation, a developer of semiconductor solutions for the emerging converged communications networks. Dr. Paladino holds a B.S. and an M.S. in engineering from Alfred University and an Sc.D. in materials science from the Massachusetts Institute of Technology.

         Dr. John L. Youngblood has been our Chief Executive Officer and a director since June 1992, and our President since March 1993. From August 1991 to June 1992, he was a management consultant. From May 1991 to August 1991, Dr. Youngblood served as Executive Vice President of IMO Industries, a manufacturer of analytical and optical instruments, electronic and mechanical controls, and power transmission products. From January 1985 to May 1991, he held various positions, including Chairman, Chief Executive Officer and President, at Kollmorgen Corporation, a publicly-traded manufacturer of high-performance electronic motion control products. He holds a B.S. in electrical engineering from the University of Texas at Arlington, and both an M.S. and a Ph.D. in electrical engineering from Oklahoma State University.

         Mervyn N. FitzGerald has been our Senior Vice President, Operations since September 1999. From September 1996 to September 1999, Mr. FitzGerald served as Vice President, Operations and Customer Service for the broadband wireless access division of Nortel Networks, a provider of communications products and services. From February 1995 to September 1996, he served as General Manager of AlliedSignal Canada, a Canadian subsidiary of Allied Signal Inc., a diversified aerospace manufacturer. From February 1992 to February 1995, he served as Vice President, Operations for C-MAC Industries, a contract manufacturing company. Mr. FitzGerald holds a B.S. in applied nuclear and solid state physics from Polytechnic of the South Bank in London, England.

         Ransom D. Reynolds has been our Senior Vice President, Business Development since February 1995. From February 1993 to February 1995, Mr. Reynolds served as a Vice President of our company with general management responsibilities. From May 1987 to February 1993, Mr. Reynolds served as Director of the electro-optical division of Kollmorgen Corporation. He holds a B.S. in physics from Southwest Texas State University and an M.B.A. from the University of Houston.

         Dennis C. Stempel has been our Vice President, Chief Financial Officer and Treasurer since April 1999. From November 1998 to April 1999, Mr. Stempel served as our Director of Finance. From April 1996 to November 1998, he served as a controller at Pratt & Whitney, a division of United Technologies Corporation and a manufacturer of aircraft engines and space propulsion systems. From March 1993 to April 1996, he served as the Director of Finance for Anocoil Corporation, a manufacturer of lithographic printing plates. He worked for Coopers & Lybrand from 1989 to 1993, including serving as a certified public accountant from 1992 to 1993. Mr. Stempel holds a B.S. in accounting from the University of Massachusetts.

         David L. Renauld has been our Vice President, Legal and Corporate Affairs and Secretary since November 1999. He has been our Clerk since May 1999. From January 1997 to November 1999, he was an attorney with Mirick, O'Connell, DeMallie & Lougee, LLP, a law firm in Worcester, Massachusetts. From September

1991 to December 1996, he was an attorney with Richards, Layton & Finger, a law firm in Wilmington, Delaware. Mr. Renauld holds a B.A. in mathematics/arts from Siena College and a J.D. from Cornell University.

         Kenneth R. Wood has been our Vice President, Engineering since December 1997. From April 1990 to December 1997, he was our Senior Microwave Engineer and Program Manager. Mr. Wood holds a B.S. in electrical engineering from the University of Pretoria and an M.S. in microwaves from the University of London.

         Robert F. Browning has been our Vice President, Supply Chain Management since March 2000. From December 1992 to February 2000, he served first as our manager, then as our Director, and then as our Vice President of Manufacturing. Mr. Browning holds a B.S. in electrical engineering from Western New England College.

         Allan M. Doyle, Jr. has been a director since March 1984. From 1964 to May 1996, Mr. Doyle served as a member of the board of directors of Kollmorgen Corporation. Before his retirement in 1990, he served as Vice Chairman of the board of directors of Kollmorgen, and before that he served as Chief Financial Officer. From 1990 to 1993, Mr. Doyle was an Associate Professor of Management at Union College. Mr. Doyle holds a B.A. in industrial administration from Union College and an M.B.A. from the Columbia University School of Business.

         Robert C. Fleming has been a director since November 1997. Since November 1995, he has been a General Partner of Prism Venture Partners, a venture capital firm he co-founded. From July 1993 to April 1995, he was a General Partner of Norwest Venture Capital, also a venture capital firm. Mr. Fleming holds an A.B. in engineering from Dartmouth College and an M.B.A. from the Wharton School.

         David A. Norbury has been a director since September 1999. He has been President, Chief Executive Officer and a director of RF Micro Devices since September 1992. Mr. Norbury holds a B.S. in electrical engineering from the University of Michigan, an M.S. in electrical engineering from Stanford University and an M.B.A. from Santa Clara University.

Board of Directors

         Our board of directors is divided into three classes, with one class of directors elected each year at the annual meeting of stockholders for a three-year term of office. Messrs. Fleming and Doyle will serve in the class whose terms expire in 2000 and are being nominated for re-election. Both director positions in the class whose terms expire in 2001 are presently vacant. Drs. Youngblood and Paladino and Mr. Norbury will serve in the class whose terms expire in 2002. Our executive officers are elected annually by the directors and serve at the discretion of the directors. There are no family relationships among our directors and executive officers.

         The board of directors meets on a regularly scheduled basis and holds special meetings as required. The board met fifteen times during 1999. The board of directors has assigned certain responsibilities to the Audit Committee, the

Compensation Committee, the Nominating Committee, and the Finance and Executive Committee, each of which was established by the board of directors on May 12, 1999. No director of the Company attended fewer than 75% of the total meetings of the board and Committee meetings on which such board member served in 1999 during the period he was a director.

         The members of the Audit Committee during 1999 were Mr. Doyle, Jasper Welch (until his resignation from the board of directors on September 2, 1999), and James W. Fordyce. Mr. Fordyce resigned from the board of directors in 2000 and has been replaced on the Audit Committee by Mr. Fleming. The Audit Committee held one formal meeting during 1999 and met informally in connection with several meetings of the board of directors in 1999. The Audit Committee reviews and evaluates our audit and control functions, reviews the results and scope of the audit and other services provided by our independent auditors, and makes recommendations to the board of directors regarding the selection of independent auditors, and performs such other duties as may from time to time be determined by the board of directors.

         The members of the Compensation Committee are Dr. Paladino, Mr. Doyle, Mr. Fleming, and Dr. Youngblood. The Compensation Committee held no formal meetings during 1999 but met informally in connection with several meetings of the board of directors in 1999. The Compensation Committee reviews the compensation and benefits of our executive officers and recommends stock option grants under our stock option plans, makes recommendations to the board of directors regarding compensation matters, and performs such other duties as may from time to time be determined by the board of directors.

         The members of the Finance and Executive Committee are Drs. Paladino and Youngblood and Mr. Fleming. The Finance and Executive Committee held no formal meetings during 1999 but met informally in connection with several meetings of the board of directors. The Finance and Executive Committee maintains continuity between the board of directors and the Company's executive officers, acts on behalf of the board of directors between meetings but refers any major decisions to the full board of directors, and performs such other duties as may from time to time be determined by the board of directors.

         The members of the Nominating Committee during 1999 were Dr. Paladino, Mr. Fleming, Dr. Youngblood and Matthew Robison (who resigned from the board of directors in 2000). The Nominating Committee held no formal meetings during 1999 but met informally in connection with several meetings of the board of directors. The Nominating Committee recommends candidates for membership on the board of directors based on committee-established guidelines, consults with the Chairman of the Board on committee assignments, considers candidates for the board of directors proposed by stockholders, and performs such other duties as may from time to time be determined by the board of directors.

         The Nominating Committee will consider a candidate for director proposed by a stockholder. A candidate must be highly qualified and be both willing and expressly interested in serving on the board of directors. A stockholder wishing to propose a candidate for the Nominating Committee's consideration should forward the candidate's name and qualifications to the

Clerk of the Company at 20 Industrial Drive East, South Deerfield, MA 01373. Any such proposal must be received by the Clerk on or before March 28, 2001. The Nominating Committee has full discretion in considering its nominations to the board of directors.

                             MATERIAL RELATIONSHIPS
                         AND RELATED PARTY TRANSACTIONS

         The following is a description of transactions since January 1, 1999 to which we have been a party and in which the amount involved exceeded $60,000 and any director, executive officer or security holder that we know owns more than five percent of our capital stock during 1999 had or will have a direct or indirect material interest.

         Since January 1, 1999, we have issued preferred stock, promissory notes, and warrants as follows:

o 9.75% Note Financing. On April 15, 1999 and July 16, 1999, we issued an aggregate of $2,000,000 in principal amount of 9.75% subordinated promissory notes due on the earlier of December 31, 1999 or the date we sold equity securities for at least $5,000,000. As part of this transaction, we issued warrants to the participating investors to purchase an aggregate of 200,000 shares of our common stock at an exercise price of $1.00 per share.

o Class E Financing. On September 17, 1999, we issued an aggregate of 6,666,667 shares of our Class E redeemable preferred stock at a purchase price of $2.25 per share. As a result of the one for two reverse split of our common stock effective December 16, 1999, every two shares of this preferred stock converted into one share of common stock upon the closing of our IPO.

     Our  executive   officers,   directors  and  5%  stockholders  during  1999
participated in the foregoing transactions at an amount that exceeded $60,000 as follows:

                                                           9.75% Note Financing          Class E Financing
                                                    -----------------------------------------------------------
                                                         Principal      Number of            Number of
                          Purchaser                        Amount        Warrants          Class E Shares
                    ---------------------           -----------------------------------------------------------
Directors and executive officers:
Albert E. Paladino...............................   $      8,250               825             30,000

Five percent stockholders:
SVE Star Ventures Group..........................        400,000            40,000          3,295,537
Prism Venture Partners I, L.P....................        600,000            60,000            266,667
Alliance Technology Ventures Group...............        306,000            30,600            888,889
Techgains Group..................................        210,000            21,000            777,778
Axiom Venture Partners II, L.P...................        240,000            24,000            142,745
Spring Point Group...............................            --                 --            500,058
Prince Venture Partners II Limited Partnership...        200,000            20,000            288,885

         Mr. Fleming, a member of our board of directors, is affiliated with Prism Venture Partners I, L.P.

         The SVE Star Ventures Group is comprised of five affiliated entities - Star Growth Enterprise, SVE Star Ventures Enterprises No. V, SVM Star Ventures Management GmbH No. 3, SVE Star Ventures Managementgesellschaft mbH Nr. 3 & Co. Betelligungs KG Nr. 2, and SVE Star Ventures Enterprises No. VII. Collectively, these entities beneficially own 5% or more of our capital stock.

         The Alliance Technology Venture Group is comprised of two affiliated entities -- Alliance Technology Ventures II, L.P. and ATV II Affiliates Fund, L.P. Collectively, these entities beneficially own 5% or more of our capital stock.

         The Techgains Group is comprised of three affiliated entities - Technology Associates Management Co., Ltd., Techgains International Corp., and Techgains Corp. Collectively, these entities at some point in 1999 beneficially owned 5% or more of our capital stock.

         The Spring Point Group during 1999 was comprised of two affiliated entities - Spring Point Partners L.P. and Spring Point Offshore Fund. Collectively, these entities at some point in 1999 beneficially owned 5% or more of our capital stock.

         At some point in 1999, Axiom Venture Partners I, L.P. and Prince Venture Partners II Limited Partnership each beneficially owned 5% or more of our capital stock.

         In September 1999, we agreed to issue 112,500 shares of common stock to Mervyn N. FitzGerald, our Senior Vice President, Operations, for a purchase price of $2.50 per share. In connection with this issuance of shares, we loaned Mr. FitzGerald the $281,250 purchase price. We also agreed to grant Mr. FitzGerald a cash bonus equal to the amount of Federal and state income taxes he is required to pay in connection with the stock grant and to grant him an additional cash bonus to include taxes payable with respect to the cash bonus. The interest rate on the loan is the applicable federal rate, and the loan must be repaid upon Mr. FitzGerald's sale of the shares. These shares vested 20% on the date of issuance and will vest as to an additional 20% on the next four anniversaries of the date of issuance. The unvested shares may be repurchased at a price of $2.50 per share upon Mr. FitzGerald's termination of employment. All unvested shares will immediately vest upon the occurrence of any of the following events:

         o   our merger or consolidation with another company

         o   the sale of substantially all of our assets to another company

         o the sale of more than 50% of our outstanding capital stock to an unrelated person or group

Our Policy on Interested Transactions

         We have adopted a policy whereby contracts and business arrangements with our officers, directors or stockholders, entities they own in whole or in part, or entities for whom they serve as officers, directors, trustees or members must be on an arm's-length basis and approved by the board of directors. Our articles of organization and by-laws require approval of the contract or transaction by a majority of the independent directors who have no interest in the contract or transaction.

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS,
                    DIRECTORS AND MANAGEMENT OF THE COMPANY

         The following table provides information regarding the beneficial ownership of our outstanding common stock as of May 1, 2000 by:

         o each person or group that we know owns more than 5% of the common stock,

         o   each of our directors,

         o   each of our executive officers, and

         o   all of our directors and executive officers as a group.

         Beneficial ownership is determined under rules of the SEC and includes shares over which the indicated beneficial owner exercises voting and/or investment power. Shares of common stock that we may issue upon the exercise of options or warrants currently exercisable or exercisable within 60 days of May 1, 2000 are deemed outstanding for computing the percentage ownership of the person holding the options or warrants but are not deemed outstanding for computing the percentage ownership of any other person. Except as we otherwise indicate, we believe the beneficial owners of the common stock listed below, based on information furnished by them, have sole voting and investment power over the number of shares listed opposite their names. Unless we otherwise indicate, the address for each stockholder below is c/o Telaxis Communications Corporation, 20 Industrial Drive East, South Deerfield, Massachusetts 01373-0109.

                                                      Shares Issuable       Number of Shares
                                                    pursuant to Warrants   Beneficially Owned
                                                        and Options          (Including the
                                                     Exercisable within     Number of Shares
                                                         60 days of           shown in the       Percentage of Shares
Name of Beneficial Owner                                May 1, 2000          first column)           Outstanding
------------------------------                     -------------------------------------------------------------------
SVE Star Ventures Group(1)........................              --            2,834,216                 17.5%
   Possart Strasse No. 9
   81679 Munich, Germany
Dr. Meir Barel(1).................................              --            2,834,216                 17.5
Prism Venture Partners I, L.P.....................          63,500            1,257,888                  7.7
   c/o Prism Venture Management, Inc.
   100 Lowder Brook Drive, Suite 2500
   Westwood, MA 02090
Robert C. Fleming(2)..............................          63,500            1,257,888                  7.7
Alliance Technology Ventures Group(3).............          30,600            1,155,044                  7.1
   8995 Westside Parkway, Suite 200
   Alpharetta, GA 30004
John L. Youngblood................................         285,425              320,352                  1.9
Albert E. Paladino................................          68,039              142,090                  *
Mervyn N. FitzGerald(4)...........................           2,078              115,578                  *
Ransom D. Reynolds................................          34,842              108,342                  *
Allan M. Doyle, Jr................................          12,000               35,841                  *
Dennis C. Stempel.................................          11,803               27,014                  *
David A. Norbury..................................           2,000               23,111                  *
David L. Renauld..................................          14,050               16,000                  *
All executive officers and directors as a group
   (9 persons)....................................         493,737            2,046,216                 12.2

-------------------------
* Less than 1%.

(1) Represents (a) 1,111,111 shares held by Star Growth Enterprise, (b) 517,992 shares held by SVE Star Ventures Enterprises No. V, (c) 489,426 shares held by SVM Star Ventures Management GmbH Nr. 3 ("SVM 3"), (d) 91,963 shares held by SVE Star Ventures Management GmbH Nr. 3 & Co. Betelligungs KG Nr. 2, and (e) 623,724 shares held by SVE Star Ventures Enterprises No. VII. SVM 3 manages the investments of these entities. Dr. Meir Barel is the sole director and principal owner of SVM 3. SVM 3 and Dr. Barel each have the sole power to vote or direct the vote, and the sole power to dispose or direct the disposition of, the shares beneficially owned by the entities listed above. Dr. Barel disclaims beneficial ownership of the shares beneficially held by those entities, except for his pecuniary interest in those shares. Dr. Barel's address is the same as the address for SVE Star Ventures Group.

(2) Mr. Fleming is a general partner and co-manager of Prism Venture Partners I, L.P. The shares listed represent the 1,257,888 shares beneficially held by Prism Venture Partners I, L.P. Mr. Fleming disclaims beneficial ownership of the shares beneficially held by Prism Venture Partners I, L.P., except for his pecuniary interest in those shares. Mr. Fleming's address is the same as the address of Prism Venture Partners I, L.P.

(3) Represents (a) 1,102,222 shares held by Alliance Technology Ventures II, L.P., (b) warrants held by Alliance Technology Ventures II, L.P. to purchase 30,000 shares of common stock, (c) 22,222 shares held by ATV II Affiliates Fund, L.P. and (d) warrants held by ATV II Affiliates Fund, L.P. to purchase 600 shares of common stock.

(4) Of the shares held by Mr. FitzGerald, 90,000 may be repurchased by us. See "Material Relationships and Related Party Transactions."

                             EXECUTIVE COMPENSATION

         Summary Compensation. The following table summarizes the compensation earned for services rendered to us in all capacities during 1999 by our Chief Executive Officer and our other executive officers who earned more than $100,000 in salary and bonus during 1999. We refer to these executives as our "named executive officers" elsewhere in this proxy statement. The compensation summarized in this table does not include medical, group life insurance, or other plan benefits that are available generally to all of our salaried employees or perquisites or other personal benefits that do not in the aggregate exceed the lesser of $50,000 or 10% of the officer's salary and bonus.

                           Summary Compensation Table
                                    For 1999

                                                                                            Long-Term
                                                              Annual Compensation          Compensation
                                                              -------------------          ------------
                                                                                              Awards
                                                                                           ------------
                           Name and                                                   Securities Underlying
                      Principal Position                            Salary ($)              Options (#)
                     ----------------------                 ------------------------  ------------------------
John L. Youngblood........................................          217,166                  135,000
  President and Chief Executive Officer
Ransom D. Reynolds........................................          146,423                   50,000
  Senior Vice President, Business Development
Dennis C. Stempel.........................................          135,279                   57,500
  Vice President, Chief Financial Officer and Treasurer


         Option Grants in 1999. The following table provides information regarding all options granted to our named executive officers in 1999. Amounts reported in the last two columns of the table represent hypothetical values that the holder could realize by exercising the options immediately before their expiration, assuming the value of our common stock appreciates at the specified compounded annual rates over the terms of the options. These numbers are calculated based on the SEC's rules and do not represent our estimate of future stock price growth. Actual gains, if any, on stock option exercises and common stock holdings will depend on the timing of exercise and the future performance of our common stock. We may not achieve the rates of appreciation assumed in this table, and the named executive officers may not receive the calculated amounts. This table does not take into account any appreciation in the price of our common stock from the date of grant to the current date. The values shown are net of the option exercise price, but do not include deductions for taxes or other expenses associated with the exercise.

                                                  Option Grants in 1999

                                                    Individual Grants                             Potential
                               ---------------------------------------------------------     Realizable Value at
                                                                                           Assumed Annual Rates of
                                                                                                 Stock Price
                                   Number of     Percent of Total                               Appreciation for
                                  Securities         Options                                      Option Term
                                  Underlying    Granted to Exercise                        -------------------------
                                   Options         Employees in       Price     Expiration
           Name                   Granted (#)     Fiscal Year (%)   ($/Share)      Date        5% ($)       10% ($)
           ------               -------------  ------------------ ----------- ------------ -----------  ------------

John L. Youngblood.............        90,000             13.9%     $    2.50    08/02/09      141,501      358,592
                                       13,491              2.1          12.60    12/15/09      106,904      270,915
                                       31,509              5.0          12.60    12/15/09      249,680      632,737
Ransom D. Reynolds.............        40,000              6.2           2.50    08/02/09       62,889      159,374
                                       10,000              1.5          12.60    12/15/09       79,241      200,812
Dennis C. Stempel..............        30,000              4.6           1.00     04/1/09       18,867       47,812
                                       20,000              3.1           2.50    08/02/09       31,445       79,687
                                        7,500              1.2          12.60    12/15/09       59,431      150,609


         All options were granted at fair market value on the date of grant as determined by our board of directors. The board of directors determined the fair market value of our common stock based on various factors, including the illiquid nature of an investment in our common stock, recent sales of redeemable preferred stock, our limited operating history and our future prospects.

         Each of these options vests over a four-year period, vesting as to 20% of the shares that may be purchased under the option on the date of grant (except for Dr. Youngblood's December 15, 1999 non-qualified stock option which vests as to 20% of the shares on the earlier of the filing of a registration statement on a Form S-8 or one year from the date of grant) and as to an additional 20% on each anniversary of the date of grant until the option has fully vested. Also, options under Dr. Youngblood's December 15, 1999 incentive stock option grant vest as to 1,786 shares on the date of grant and the first anniversary of the date of grant, 2,777 shares on the second and third anniversaries of the date of grant and 4,365 shares on the fourth anniversary of the date of grant. All these options become fully vested upon the occurrence of any of the following events:

         o   a merger or consolidation of our company with any other company

         o   the sale of substantially all of our assets

         o the sale of more than 50% of our outstanding stock to an unrelated person or group

         All incentive stock options granted to the named executive officers in 1999 terminate on the earliest of:

         o three months after the date of termination of the executive's employment if he ceases to be employed by us except as a result of his death or disability

         o   one year after his death or disability

         o   10 years from the date of grant

         All non-qualified stock options granted to the named executive officers in 1999 terminate on the earlier of:

         o one year after the executive's death, disability, or date of termination of the executive's employment

         o   10 years from the date of grant

         Fiscal Year-End Option Values. The following table provides information regarding the value of all unexercised options held by the named executive officers at the end of 1999. The value of unexercised in-the-money options represents the difference between the fair market value of our common stock on December 31, 1999 and the option exercise price, multiplied by the number of shares underlying the option. There was no public trading market for our common stock on December 31, 1999. Accordingly, in this table and this table only, we have assumed that the fair market value of our common stock on December 31, 1999 was $17.00, the initial public offering price.

                                            1999 Aggregated Option Exercises
                                            and Fiscal Year-End Option Values

                                                           Number of Shares of Common
                                                          Stock Underlying Unexercised       Value of Unexercised
                                Shares                             Options at               In-the-Money Options at
                             Acquired on       Value           Fiscal Year-End (#)            Fiscal Year-End ($)
                                                          ------------------------------ ------------------------------
           Name             Exercise (#)    Realized ($)   Exercisable   Unexercisable   Exercisable    Unexercisable
         ----------         --------------- ------------- ------------------------------ ------------- ----------------
John L. Youngblood.........       25,000        400,000        234,785         187,715      3,708,854       2,394,146
Ransom D. Reynolds.........        5,000         80,000         73,000          87,000      1,132,800       1,251,200
Dennis C. Stempel..........        2,000         32,000         17,500          58,000        256,600         834,400


Employment Agreement and Change-of-Control Provisions

         In January 1994, we entered into an employment agreement with Dr. Youngblood. Dr. Youngblood's employment agreement had an original term of 24 months and now renews automatically on a quarterly basis, provided that Dr. Youngblood's employment has not terminated before the renewal date. Dr. Youngblood's annual compensation was initially set at an annual base salary of $190,000, and has since been increased to his current annual base salary of $220,000. We currently furnish Dr. Youngblood with a company automobile at our expense. Dr. Youngblood is entitled to receive severance payments for a minimum of six months and a maximum of 24 months after termination of his employment depending on the circumstances under which his employment terminates. If we terminate Dr. Youngblood's employment for cause, he will not be entitled to severance payments. The maximum 24-month severance period will only apply if we terminate Dr. Youngblood's employment without cause after we undergo a "change of control" that was not approved by a majority of our board of directors. A "change of control" is defined in Dr. Youngblood's agreement to include any transaction that results in a person or group holding 50% or more of the combined voting power of our outstanding securities or changes to our board of directors that result in the persons who were either directors on the date of

Dr. Youngblood's employment agreement or their nominated successors no longer comprising a majority of the board.

         Substantially all unvested options held by Dr. Youngblood, Mr. Reynolds and Mr. Stempel will vest and become immediately exercisable upon the occurrence of any of the following events:

         o   our merger or consolidation with another company,

         o   the sale of substantially all of our assets to another company

         o the sale of more than 50% of our outstanding capital stock to an unrelated person or group

Director Compensation

         We  pay all non-employee directors:

         o   a $10,000 annual retainer for serving on the board

         o a $2,000 annual retainer for serving as chairman of a standing committee of the board

         o   $1,000 for each board meeting attended in person

         o   $500 for each committee meeting attended in person

         We will also reimburse our non-employee directors for reasonable expenses incurred in attending meetings of the board of directors and its committees.

         In addition to cash compensation, we intend to grant:

         o a non-qualified stock option to purchase 12,000 shares of our common stock that vests in three equal annual installments beginning on the date of grant to each new non-employee director elected or appointed to the board

         o a fully vested, non-qualified stock option to purchase 9,000 shares of our common stock to each incumbent non-employee director immediately following each annual meeting of stockholders, as long as the director has served at least one year before the date of the annual meeting and continues to serve as a director after the meeting

         In May 1999, we granted an option to purchase 4,500 shares of our common stock at $1.00 per share to Dr. Paladino, Messrs. Doyle, Fordyce (a former director), Robison (a former director) and Welch (a former director) and Prism Venture Partners. In August 1999, we granted Dr. Paladino an option to purchase 40,000 shares of our common stock at $2.50 per share and an additional option to purchase 10,099 shares of our common stock at $4.50 per share, both in recognition of his active role in the management and financing activities of our company. In September 1999, we granted an option to purchase 6,000 shares of our common stock at $4.50 per share to Mr. Norbury as a newly appointed director. In December 1999, we granted an option to Dr. Paladino to purchase 12,500 shares of our common stock at $12.60 per share, also in recognition of his active role in management and financing activities of our company.

Compensation Committee Interlocks and Insider Participation

         The board of directors has a compensation committee consisting of four of our directors-Drs. Paladino and Youngblood and Messrs. Doyle and Fleming. Dr. Youngblood, our President and Chief Executive Officer, served as a member of our compensation committee during 1999. Dr. Youngblood participated in discussions regarding the compensation of our executive officers. None of our executive officers or members of our board of directors serves as a member of the board of directors or compensation committee of any other entity that has an executive officer serving as a member of our board of directors or compensation committee, except that Dr. Paladino serves as a member of the board of directors and of the compensation committee of RF Micro Devices, of which Mr. Norbury, one of our directors, is President and Chief Executive Officer.

          Board Compensation Committee Report on Executive Compensation

Overall Policy

         The Company's executive compensation program is designed to be closely linked to corporate performance and return to stockholders by linking a significant portion of executive compensation to the Company's success. The overall objectives of this strategy are to provide competitive salaries necessary to attract and retain the highest quality talent, to reward performances that accomplish Company goals and priorities, and to provide incentives that link the executive officers' opportunities for financial reward with that of the stockholders.

         The Compensation Committee is responsible for setting and administering the policies that govern the compensation of the Company's executive officers. Generally, the three principal components of the compensation program for executive officers are base salary, bonus and equity-based incentives (typically stock options), although awards are not necessarily granted in all three categories every year. In reaching decisions on compensation, the Compensation Committee also takes into account the full compensation package provided by the Company to the officers, including severance plans, insurance, and benefits generally available to all employees of the Company.

         This report addresses the Company's compensation policies as they relate to compensation reported for 1999.

Salary Administration

         The ranges of appropriate base salaries for executives are determined based in part on analysis of salary data on positions of comparable responsibility within the telecommunications industry. Salaries of executive officers are reviewed annually, and any adjustments are made by evaluating the performance of the Company and of each executive officer and taking into account any change in the executive's responsibilities. Exceptional performances are generally compensated with performance-related bonuses rather than raising base salaries, reflecting the Compensation Committee's increasing emphasis on linking pay to performance criteria.

Bonus Program

         Executives are eligible to receive bonuses based on the overall performance of the Company and based on individual achievement. Bonuses are awarded based upon the recommendation of the Chief Executive Officer and the Compensation Committee's evaluation of the executive officer's achievement of his or her goals. During 1999, no cash bonuses were paid.

Stock Option Program

         Under the Company's active stock plans, the Company may grant stock options and stock appreciation rights to any or all of the Company's directors, employees, officers, and consultants. The Compensation Committee believes that long-term incentive awards, such as stock options, link the executive's opportunity for financial reward with that of the stockholders, in that the value of an executive's stock options increases as the value of the stockholders' stock increases. The Compensation Committee granted options to executive officers in order to continue to incentivize the officers towards the achievement of the Company's long term goals.

         In 1999, the Compensation Committee granted options for 107,500 shares of the Company's common stock in the aggregate to the named executive officers, other than Dr. Youngblood. See "Executive Compensation - Option Grants in 1999."

Compensation of the Chief Executive Officer

         Dr. Youngblood's 1999 base compensation was pursuant to an employment contract negotiated with the Company in 1994. In 1999, the Compensation
Committee elected to increase Dr. Youngblood's base compensation by approximately three and a quarter percent (3.25%), consistent with the percentage increase given to a majority of the employees of the Company. The Compensation Committee's determination of the amount of Dr. Youngblood's bonus was made after a review of the achievement of Dr. Youngblood's goals for the year. The Compensation Committee did not grant Dr. Youngblood a cash bonus in 1999. Under the Company's 1997 Stock Plan, Dr. Youngblood was granted options for 135,000 shares of the Company's common stock in 1999. See "Executive Compensation - Option Grants in 1999."

                     SUBMITTED BY THE COMPENSATION COMMITTEE
                            OF THE BOARD OF DIRECTORS

                               Albert E. Paladino
                                   Allan Doyle
                                 Robert Fleming
                               John L. Youngblood

             SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Exchange Act now requires the Company's directors and executive officers and persons who own more than ten percent of the Company's common stock (collectively, "Reporting Persons") to file with the Securities and Exchange Commission (the "SEC") initial reports of ownership and reports of changes in ownership of common stock of the Company. Each Reporting Person is required by SEC regulation to furnish the Company with copies of such
Section 16(a) reports. However, because the Company did not have a registered class of equity securities during its last fiscal year (which ended on December 31, 1999), Section 16(a) of the Exchange Act did not require the filing of any such reports during that fiscal year.

                         INDEPENDENT PUBLIC ACCOUNTANTS

         The firm of Pricewaterhouse Coopers LLP, independent certified public accountants, served as auditors for the fiscal year ended December 31, 1999. The Company has selected PricewaterhouseCoopers LLP, independent certified public accountants, as auditors of the Company for the fiscal year ending December 31, 2000. A representative of PricewaterhouseCoopers LLP is expected to be present at the annual meeting, will have the opportunity to make a statement if the representative desires to do so, and will be available to respond to appropriate questions.

                              SHAREHOLDER PROPOSALS

         Any shareholder who wishes to submit a proposal for action to be included in the proxy statement and form of proxy relating to the Company's 2001 annual meeting of stockholders is required to submit such proposal to the Clerk of the Company at 20 Industrial Drive East, South Deerfield, Massachusetts, 01373 on or before January 12, 2001.

         Any shareholder that intends to present a proposal that will not be included in the proxy statement for the Company's 2001 annual meeting must submit such proposal to the Clerk of the Company at 20 Industrial Drive East, South Deerfield, Massachusetts, 01373 on or before March 28, 2001. Proposals submitted after that date will be considered untimely.

                                  OTHER MATTERS

         The board of directors knows of no other matters that will be presented for consideration at the annual meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

                                           By order of the Board of Directors




                                           /s/ David L. Renauld
                                           ----------------------------
May 12, 2000                               David L. Renauld, Clerk

                                REVOCABLE PROXY
                       TELAXIS COMMUNICATIONS CORPORATION

 [X]    PLEASE MARK VOTES
        AS IN THIS EXAMPLE

                         Annual Meeting of Stockholders
                          To Be held on June 21, 2000

          This Proxy is Solicited On Behalf Of The Board Of Directors

     The undersigned hereby constitutes and appoints John L. Youngblood and David L. Renauld and each or any of them, as proxies of the undersigned, with full power of substitution, to represent and vote, as directed below, all of the shares of stock of Telaxis Communications Corporation (the "Company") held of record by the undersigned at the close of business on May 1, 2000 at the Annual Meeting of the Stockholders of the Company to be held on June 21, 2000, or at any adjournment or postponement thereof, with all of the powers the undersigned would possess if personally present, as follows:


Item 1: To vote to elect the following two Class I directors to hold office until the annual meeting of stockholders in 2003 and thereafter until their successors shall be duly elected and qualified or their earlier death, resignation or removal:

Allan M. Doyle, Jr. and Robert C. Fleming

INSTRUCTION: To withhold authority to vote for any individual nominee, mark "For All Except" and write that nominee's name in the space provided below.


--------------------------------------------------------------------------------

PLEASE CHECK BOX IF YOU PLAN TO ATTEND THE MEETING.

 The shares represented by this proxy will be voted as directed hereon. If no directions are given, the shares represented by this proxy will be voted FOR the proposal in Item 1. This proxy also confers authority to vote the shares represented hereby on whatever other business may properly be brought before the meeting or any postponement or adjournment thereof. The Board of Directors at present knows of no other business to be brought before the meeting, but if any other business is properly brought before the meeting, the shares represented by this proxy will be voted in accordance with the best judgment of the persons named in this proxy.

The undersigned hereby revoke(s) all other proxies previously given by the undersigned in connection with this meeting.

Please sign exactly as your name appears on the stock certificates. If stock is jointly held, each joint owner should sign. If signing for a corporation or partnership, or as attorney or fiduciary, indicate your full title. If more than one fiduciary is involved, all should sign.


                        Please be sure to sign and date
                          this proxy in the box below.



                        ---------------------------------
                                      Date


                        ---------------------------------
                             Stockholder sign above


                        ---------------------------------
                          Co-holder (if any) sign above


   Detach above card, sign, date and mail in postage paid envelope provided.

                       TELAXIS COMMUNICATIONS CORPORATION

It is important that your shares be represented at this meeting. PLEASE SIGN, DATE and return this PROXY As PROMPTLY AS POSSIBLE, whether or not you plan to attend the meeting. This proxy is revocable at any time before it is exercised and may be withdrawn if you elect to attend the meeting and wish to vote in person.